                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            Entrust Technologies Inc.
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   293848-10-7
                               ------------------
                                 (CUSIP Number)

                                December 31, 1999
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [x]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Olympus Executive Fund, L.P.
          I.R.S. #06-1440917

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  / /

     (b)  /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               ----------------------------------------------------------------

               6.   Shared Voting Power
                    0

               ----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               ----------------------------------------------------------------

               8.   Shared Dispositive Power
                    0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     0%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.       Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).

          OEF, L.P.
          I.R.S. #06-1440918

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) / /

         (b) /X/

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization
         State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    0

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     0%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          RSM Corporation
          I.R.S. #06-1405789

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) / /

         (b) /X/

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    0

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     CO

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Conroy Corporation.
          I.R.S. #06-1405788

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) / /

     (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    0

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     0%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     CO

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          LJM Corporation.
          I.R.S. #06-1405792

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  / /

     (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:


                    5.   Sole Voting Power
                         None

                    ------------------------------------------------------------

                    6.   Shared Voting Power
                         0

                    ------------------------------------------------------------

                    7.   Sole Dispositive Power
                         None

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power
                         0

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     0%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          Olympus Growth Fund II, L.P.
          I.R.S. #06-1406542

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) / /

     (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          OGP II, L.P.
          I.R.S. #06-1406541

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) / /

     (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:


               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

          RSM, L.L.C.
          I.R.S. #06-1464574

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) / /

     (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
-------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Conroy, L.L.C.
     I.R.S. #06-1464575

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) / /

         (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person 1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     LJM, L.L.C.
     I.R.S. #06-1464576

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  / /

         (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

----------------------- --------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Nibur, L.L.C.
     I.R.S. #

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) / /

         (b) /X/

--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization
     State of Delaware

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

               5.   Sole Voting Power
                    None

               -----------------------------------------------------------------

               6.   Shared Voting Power
                    1,616,969

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    None

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    1,616,969

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,616,969

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     / /

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)
     3.6%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(d) filed on February 17, 1999 (as amended, the "Schedule 13G"). The Schedule 13G is filed by Olympus Growth Fund II, L.P., a Delaware limited partnership ("Olympus Growth"), the general partner of Olympus Growth, OGP II, L.P., a Delaware limited partnership ("OGP"), the general partners of OGP, RSM, L.L.C., a Delaware limited liability company ("RSM LLC"), Conroy, L.L.C., a Delaware limited liability company ("Conroy LLC"), LJM, L.L.C., a Delaware limited liability company ("LJM LLC") and Nibur, L.L.C., a Delaware limited liability company ("Nibur"), Olympus Executive Fund, L.P., a Delaware limited partnership ("Olympus Executive"), the general partner of Olympus Executive, OEF, L.P., a Delaware limited partnership ("OEF"), the general partners of OEF, RSM Corporation, a Delaware corporation ("RSM"), Conroy Corporation, a Delaware corporation ("Conroy") and LJM Corporation, a Delaware corporation ("LJM") (collectively, the "Reporting Persons").

The items from Schedule 13G are hereby amended to read as follows:

ITEM 4            OWNERSHIP
----------------------------

                  As of December 31, 1999, Olympus Growth had the beneficial ownership of 1,616,969 shares of Common Stock of the Issuer representing 3.6% of the total outstanding shares of Common Stock, and Olympus Executive did not own any shares of Common Stock of the Issuer. OGP, as the general partner of Olympus Growth, and RSM LLC, Conroy LLC, LJM LLC and Nibur, as general partners of OGP, have shared voting and dispositive power over the shares held by Olympus Growth and may be deemed to be the beneficial owners of these shares. OEF, as the general partner of Olympus Executive, and RSM, Conroy and LJM, as general partners of OEF, have shared voting and dispositive power over the shares held by Olympus Executive and may be deemed to be the beneficial owners of these shares.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

        [X]

ITEM 10           CERTIFICATION
-------------------------------

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                          OLYMPUS EXECUTIVE FUND, L.P.
                          By:  OEF, L.P., its General Partner
                                By:  RSM Corporation, its Managing
                                General Partner


                                By: /s/ Robert S. Morris
                                  ------------------------
                                    Name:  Robert S. Morris
                                    Title:  President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                           OEF, L.P.
                                           By:  RSM Corporation, its Managing
                                           General Partner


                                           By:      /s/ Robert S. Morris
                                             --------------------------------
                                             Name:  Robert S. Morris
                                             Title:  President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                             RSM CORPORATION

                                             By:      /s/ Robert S. Morris
                                               --------------------------------
                                               Name:  Robert S. Morris
                                               Title:  President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                           CONROY CORPORATION

                                           By:      /s/ James A. Conroy
                                              --------------------------------
                                              Name:  James A. Conroy
                                              Title:  President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                             LJM CORPORATION

                                             By:      /s/ Louis J. Mischianti
                                               --------------------------------
                                               Name:  Louis J. Mischianti
                                               Title:  President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                        OLYMPUS GROWTH FUND II, L.P.
                                        By:  OGP II, L.P., its General Partner
                                              By:  RSM, L.L.C., its General
                                              Partner


                                              By:      /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                     OGP II, L.P.
                                     By:  RSM, L.L.C., its General Partner

                                     By:      /s/ Robert S. Morris
                                        --------------------------------
                                        Name:  Robert S. Morris
                                        Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000

                                               RSM, L.L.C.

                                               By:      /S/ ROBERT S. MORRIS
                                                  ------------------------------
                                                  Name:  Robert S. Morris
                                                  Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                             CONROY, L.L.C.

                                             By:      /s/ James A. Conroy
                                                -------------------------------
                                                Name:  James A. Conroy
                                                Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2000



                                       LJM, L.L.C.

                                       By:      /s/ Louis J. Mischianti
                                          --------------------------------
                                          Name:  Louis J. Mischianti
                                          Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1999



                                              NIBUR, L.L.C.

                                              By:      /s/ Paul A. Rubin
                                                 -------------------------------
                                                 Name:  Paul A. Rubin
                                                 Title:  Managing Member

                             JOINT FILING AGREEMENT

                  The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Entrust Technologies Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) on behalf of each such person.

Dated:  February 7, 2000



                                     OLYMPUS EXECUTIVE FUND, L.P.

                                     By:  OEF, L.P., its General Partner
                                              By:  RSM Corporation, its Managing
                                              General Partner

                                              By:      /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title:  President


                                     OEF, L.P.
                                     By:  RSM Corporation, its Managing
                                     General Partner


                                     By:      /s/ Robert S. Morris
                                        ---------------------------------
                                        Name:  Robert S. Morris
                                        Title:  President

                                     RSM CORPORATION


                                     By:      /s/ Robert S. Morris
                                        ---------------------------------
                                        Name:  Robert S. Morris
                                        Title:  President

                                     CONROY CORPORATION


                                     By:      /s/ James A. Conroy
                                        ---------------------------------
                                        Name:  James A. Conroy
                                        Title:  President

                                     LJM CORPORATION


                                     By:      /s/ Louis J. Mischianti
                                        ---------------------------------
                                        Name:  Louis J. Mischianti
                                        Title:  President

                                     OLYMPUS GROWTH FUND II, L.P.
                                     By:  OGP II, L.P., its General Partner
                                              By:  RSM, L.L.C., its General
                                              Partner


                                              By:      /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title: Managing Member

                                     OGP II, L.P.
                                     By:  RSM, L.L.C., its General Partner


                                     By:      /s/ Robert S. Morris
                                        ---------------------------------
                                        Name:  Robert S. Morris
                                        Title: Managing Member

                                     RSM, L.L.C.


                                     By:      /s/ Robert S. Morris
                                        ---------------------------------
                                        Name:  Robert S. Morris
                                        Title:  Managing Member

                                     CONROY, L.L.C.


                                     By:      /s/ James A. Conroy
                                        ---------------------------------
                                        Name:  James A. Conroy
                                        Title:  Managing Member

                                     LJM, L.L.C.


                                     By:      /s/ Louis J. Mischianti
                                        ---------------------------------
                                        Name:  Louis J. Mischianti
                                        Title:  Managing Member

                                     NIBUR, L.L.C.

                                     By:      /s/ Paul A. Rubin
                                        ---------------------------------
                                        Name:  Paul A. Rubin
                                        Title:  Managing Member